Exhibit 99.1

MINDBODY Announces Pricing of Follow-On Offering

SAN LUIS OBISPO, Calif., May 24, 2017 – MINDBODY, Inc. (NASDAQ: MB) today announced the pricing of its underwritten registered public offering of 4,400,000 shares of its Class A common stock at a price to the public of $27.95 per share. MINDBODY also granted the underwriters an option to purchase up to an additional 660,000 shares of its Class A common stock.

The closing of the offering is expected to occur on May 31, 2017, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as the lead book-running manager for the offering. UBS Securities LLC, Jefferies LLC and Credit Suisse Securities (USA) LLC are acting as book-running managers. JMP Securities LLC, Pacific Crest Securities, a division of KeyBanc Capital Markets Inc., Imperial Capital, LLC and Roth Capital Partners, LLC are acting as co-managers.

An effective registration statement relating to these securities was filed with the U.S. Securities and Exchange Commission on May 22, 2017. The offering is being made only by means of the registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204 or email: prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Investor Relations:

The Blueshirt Group

Nicole Gunderson

IR@mindbodyonline.com

888-782-7155

Media Contact:

Jennifer Saxon

jennifer.saxon@mindbodyonline.com

805-419-2839

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